Martin Currie Business Trust

Exhibit 77K

Ernst & Young LLP has resigned as the Trusts independent registered public accounting firm. During the periods that Ernst & Young LLP served as the Trusts independent registered public accounting firm, including the Trusts two most recent fiscal years, Ernst & Young LLPs reports on the financial statements of the Trust have not contained an adverse opinion or disclaimer of opinion and have not been qualified or modified as to uncertainty, audit scope or accounting principles. Further, there have been no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its report on the financial statements. In addition, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.